 Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sara Herrmann
Corporate Communications Manager
(716) 684-8060
sherrmann@ene.com

Ecology and Environment Inc. Receives Nasdaq Determination Letter

LANCASTER, N.Y., May 16, 2019 – On May 13, 2019, Ecology and Environment Inc. (Nasdaq: EEI) (“E & E” or the “Company”) received, as expected, a formal determination letter (the “Letter”) from the Listing Qualifications Department (“Nasdaq Staff”) of the Nasdaq Stock Market (“Nasdaq”) stating that the Company did not meet the terms of the exception that was previously granted by the Nasdaq Staff in order to allow the Company to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”).  As previously reported, the Company is not in compliance with the Rule because it has not filed its Annual Report on Form 10-K for the fiscal year ended July 31, 2018 and its Quarterly Reports on Form 10-Q for the periods ended October 27, 2018 and January 26, 2019 (the “Delinquent Filings”).  The Letter provides that, as the Company did not regain compliance with the Rule prior to May 13, 2019, the Company’s common stock would be subject to delisting, unless the Company timely requests a hearing before the Nasdaq hearings panel (the “Panel”).

The Company intends to timely request a hearing before the Panel. At the hearing, the Company will present its plan for regaining compliance with the Rule, and request continued listing pending its return to compliance. The hearing request automatically stays the delisting for a period of 15 calendar days from the date of the request. In addition, in connection with its request for a hearing, the Company will request that the Panel continue the stay of delisting until the conclusion of the hearing process. The Panel has the discretion to grant the Company an extension of time within which to regain compliance with the Rule for a period not to exceed 360 days from the original due date for the first late filing. There is no assurance that the Panel will grant the Company's request for a stay of delisting pending the hearing or its request to extend the time within which to regain compliance with the Rule and for continued listing. Although the Company is working diligently and currently anticipates it will submit its Delinquent Filings to the Securities and Exchange Commission and regain compliance with the Rule by the end of May 2019, it cannot provide any assurances that such anticipated date will be met.

About Ecology and Environment Inc.

E & E is a global network of innovators and problem solvers, dedicated professionals and industry leaders in scientific, engineering, and planning disciplines working collaboratively with clients to develop technically sound, science-based solutions to the leading environmental challenges of our time. The company is listed on the Nasdaq Stock Exchange under the ticker symbol EEI and the information in this release can be found online at www.ene.com.